Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-193051, 333-201659, and 333-215130) and the registration statements on Form S-3 (File Nos. 333-91649 and 333-51400) of our report, dated March 11, 2021, relating to the consolidated financial statements of Innodata Inc. as of December 31, 2020, and for the year then ended, included in this Annual Report on Form 10-K of Innodata Inc. for the year ended December 31, 2020.

/s/ BDO INDIA LLP
Mumbai, India
March 11, 2021